Scientific Industries, Inc.
               80 Orville Drive, Suite 102
               Bohemia, New York 11716 USA


FOR IMMEDIATE RELEASE (Bohemia, NY, January 19, 2017)

Scientific Industries Announces A New Board Member


Scientific Industries Inc. (OTCBB-SCND), January 19, 2017 - Scientific Industries Inc., announced the resignation of Roger B. Knowles, a Director of the Company and the appointment of Mr. John Watkins as his duly elected successor. Ms. Helena
R. Santos, Chief Executive Officer and a Director stated that the Company was extremely grateful for Mr. Knowles' dedicated service to the Company as a Director since 1965 and wishes him well in his retirement. Mr. Watkins is a partner with the law firm of Reitler Kailas & Rosenblatt LLC, the Company's chief corporate counsel.

"I am delighted to announce the addition of this esteemed individual to our Board. Mr. Watkins brings years of expertise in mergers and acquisitions, venture capital, and joint venture transactions across a broad range of industries from biotechnology to manufacturing and banking, among others", said Helena Santos.





About Scientific Industries
Scientific Industries designs, manufactures, and markets a variety of laboratory equipment, including the Genie and Torbal brand products; produces and sells customized catalyst research instruments, and the research, development and production of bioprocessing systems and methods. Scientific Industries' products are generally used and designed for research purposes in laboratories of universities, hospitals, pharmaceutical companies, chemical companies, and medical device manufacturers.
"Statements made in this press release that relate to future events, performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual events, performance or results to materially differ. The Company undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in the Company's Securities and Exchange Commission reports, including our annual report on Form 10-K."

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